                                                                    EXHIBIT 12.1

                             GULFMARK OFFSHORE, INC.
              Computation of the Ratio of Earnings to Fixed Charges
                      (Amounts in thousands, except ratios)

                                                                                  SIX MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,                        JUNE 30,
                              ------------------------------------------------    -------------
                               1995      1996      1997        1998      1999          2000
                               ----      ----      ----        ----      ----          ----
Income (loss) before tax from
     continuing operations   $   459    $5,482    $11,821    $29,605   $  2,169     $ (1,176)
Equity Investee                   --        --         --         --        737          511
Fixed Charges                  3,081     4,260      5,415     11,330     12,526        6,302
Minority Interest               (154)                                        --           --
Capitalized Interest                                 (249)    (1,627)    (1,046)          --
                              ------    ------     ------     ------    -------      -------
Earnings available for
     fixed charges            $3,386    $9,742    $16,987    $39,308    $14,386      $ 5,637
                              ======    ======    =======    =======    =======      =======

Interest expense              $2,801    $3,936    $ 4,803    $ 9,425    $11,388      $ 6,256
Capitalized Interest              --        --        249      1,627      1,046           --
Amortized Debt Expense           170       229        257        184         --           --
Interest Factor in Rent          110        95        106         94         92           46
                              ------    ------    -------     ------    -------      -------

Total fixed charges           $3,081    $4,260    $ 5,415    $11,330    $12,526      $ 6,302
                              ======    ======    =======    =======    =======      =======
Ratio of earnings to
     fixed charges               1.1       2.3        3.1        3.5        1.1           (a)
                              ======    ======    =======     ======    =======      =======

(a)     Earnings were insufficient to cover fixed charges and fixed charges exceeded earnings by approximately
        $0.7 million



